Exhibit 10.19




August 8, 1996


Mr. Michael Norris


Dear Michael:

I am pleased to offer employment to you as President of Intelligent Electronics, Inc. ("IE") and Chief Executive Officer of its Reseller Network Division. You will report to the Chief Executive Officer of IE.

As an exempt, full-time employee, your starting salary will be at the annual rate of $475,000 payable biweekly. Additionally, you will have the opportunity to earn up to an additional $250,000 per year based upon specific criteria to be mutually agreed upon.

You agree to relocate to Denver, CO and perform your services at the principal executive offices of Reseller Network Division. In that regard, we will provide you our customary relocation package and will cover any loss in equity associated with the sale of your current principal residence. In addition, key man life insurance will be finalized subsequent to your start date, and we will provide a tax gross up related to your relocation and housing package to ensure you will not incur any additional costs, and a buyout of your private school tuition. Additionally, we will prorate your annual country club dues.

In order to allow you to participate in the long-term growth of the Company, and to further compensate you for your contribution to that growth, I have recommended to the Stock Option Committee of the Board the grant to you of options for the purchase of 750,000 shares of IE common stock at an exercise price equal to the closing price of the common stock on the commencement date of your employment which is assumed at September 1, 1996. These options will vest in four (4) equal annual installments, will continue to vest if your employment is terminated by the Company without cause (as defined below) and will otherwise be on the same terms and conditions as are applicable to existing executive options. I have been advised that a majority of the members of the Stock Options Committee have approved this grant.

Provided you are an employee on January 30,1999 or have previously been terminated by the Company without cause (as defined below), if the product of (a) 750,000 and (b) the amount, if any, by which the fair market value (as herein defined) of IE common stock on January 30, 1999 exceeds the per share exercise price of the options referred to above is less than $1,700,000, the amount of such shortfall (but not more than $1,700,000), less any proceeds received by you on the sale of IE common stock acquired on exercise of the options at a price in excess of the exercise price, will be paid to you as a bonus not later than March 1, 1999. As used herein, the term "cause" shall mean your commission of a felony, gross negligence, fraud or material failure to perform your duties to the Company, which material failure continues for a period of 30 days after written notice thereof from the Company to you. As used herein, the term "fair market value" shall mean the average of the closing price per share of IE's common stock on the 20 trading days ending on the last trading day prior to January 30, 1999.

Additionally, you have advised us that you have up to one year from the date of termination with your current employer to exercise options to purchase its stock with an aggregate exercise price of $1,078,000.


(Norris: page two)

If you exercise those options within such one-year period and borrow funds from a third party to finance the exercise, we will bonus to you any reasonable interest charges paid by you on such loan for a period of time up to one year provided that you apply the net proceeds received by you from the sale of such stock promptly to repay the loan.

Your compensation package will include our current standard benefit program, subject to eligibility requirements, any limitations as described in the plan description booklet, your payment of required premiums and the plan being offered to all employees. Our benefit plan currently includes medical, dental, vision, life and accidental death and dismemberment insurance, short and long term disability insurance, 401K program, paid holiday, vacation, personal and sick leave, tuition reimbursement and employee purchase discounts. In addition, you will be eligible to participate in IE's optional life insurance program. You will also be provided with an executive car consistent with Company policy. These benefits are subject to review, modification or deletion at the discretion of the Company.

Your acceptance of this offer is contingent upon your eligibility for lawful employment in the United States and your timely presentation of valid documentation to that effect. Your documentation must be presented by the third day of employment. Upon employment, you will be required to sign several agreements, including but not limited to, confidentiality, code of ethics and insider trading information. As a condition of employment, IE requires your signature on these agreements within 7 days and confirmation that you are not subject to any non-competition or similar agreement which might restrict your services on behalf of the Company or the Company's activities in any manner.


IE conducts drug screening tests and criminal history background checks. Only candidates who test negative for drugs and successfully pass the criminal history check are eligible for employment.

This letter does not constitute an employment agreement or guarantee of employment or benefits for any definite period. You will be an employee-at-will and IE may terminate your employment at any time, with or without cause, for any reason or for no reason, and without any previous notice. However, if you are terminated by the Company without cause within the first 36 months of employment, IE agrees to continue to pay you for one year thereafter an amount equal to your then-current base salary, payable on a bi-weekly basis, and subject to appropriate wage and tax regulations.

Michael, I sincerely hope that you will accept this employment offer to participate in this opportunity. Once you do, we will review the package for appropriate changes to accommodate tax, accounting and
Section 16 issues. This further confirms that I will nominate you for election to the Board of Directors as promptly as possible after the Annual Meeting of Shareholders on August 22, 1996.

Please confirm your acceptance of this employment offer by signing where indicated below.

Sincerely,


INTELLIGENT ELECTRONICS, INC.


By: /s/ Richard D. Sanford
    --------------------------
    Richard D. Sanford




ACCEPTED AND AGREED TO:



/s/ Michael Norris
    --------------------------
    Michael Norris